Exhibit 99.1

For further information contact:
Ralph B. Mandell, CEO
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE

Alejandro Silva Named to PrivateBancorp, Inc.
Board of Directors

Chicago, IL August 26, 2005 --- Alejandro Silva, 57, was named to the Boards of Directors of PrivateBancorp, Inc. (NASDAQ:PVTB) and its wholly owned subsidiary, The PrivateBank and Trust Company, Chicago, it was announced today. The holding company Board has 17 members.

Mr. Silva is Chairman of the Board of Evans Food Group, Ltd., Chicago, the largest Hispanic-owned company in the Chicagoland area.

“We are delighted and honored that Alejandro has joined our Boards. His business acumen, entrepreneurial successes and deep involvement in Chicago civic and charitable activities, provide us with a proven leader whose vision will add greatly to both our Company’s growth strategies and continuing community involvement” said Ralph B. Mandell, Chairman, President and CEO of PrivateBancorp, Inc.

A native of Mexico, Mr. Silva entered the food business in Mexico in 1972 as operating manager and assistant plant manager of KIR Alimentos S.A. In 1979, he began a venture - Alimentos Finos del Norte, S.A. in Saltillo, Mexico. In 1985, he acquired Evans Food Group and the Company currently has plants in Ohio, California, Texas, Mexico and Denmark.

Mr. Silva is active in numerous civic and charitable organizations. He is chairman, finance and budgeting committee, Chicago Transit Authority; chairman, Chicago/Mexico Sister Cities Committee; executive committee member, Chicago Council on Foreign Relations; secretary, Chicago Academy of Sciences; vice president, Mid-America Chapter, United States/Mexico Chamber of Commerce; trustee, Institute of International Education and Mexican Fine Arts Center Art Center Museum; board member, New American Alliance; and, chairman, Chicago Advisory Board, National Financiera S.N.C. Bank de Desarrollo (Mexican Development Bank). He has also served as a guest lecturer at Dartmouth College.

Mr. Silva received his BS in food technology from Instituto Tecnologica y De Estudios Superiores de Monterrey, Monterrey, Nuevo Leon, Mexico and his MS in food engineering from the National College of Food Technology, Weybridge Surrey, England. He is also a graduate of the London School of Foreign Trade, the College of Distribution Trades and the Harvard Business School Owner/President Management program.

Mr. Silva is the recipient of the Mexican American Chamber of Commerce of Illinois Food Industry Award; Midwest African/American Business Development Conference Latino Globalist Award; and the United States Department of Commerce Minority Enterprises Development Agency Award. He has been named to the ICIC - Inc. Magazine Inner City 100 list for the last three years.

Mr. Silva, who became a United States citizen in 1997, resides in Chicago with his wife and three children.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professional, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.2 billion as of June 30, 2005, has 13 offices in four states and currently has wealth management officers located in its offices in downtown Chicago, St. Charles and Winnetka, Illinois; Bloomfield Hills, Michigan; St. Louis, Missouri; and Milwaukee, Wisconsin.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.